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                                                                     EXHIBIT 2.5

                       CONSOLIDATED AMENDMENT AND CONSENT

                            CONSOLIDATED AMENDMENT TO
                  STOCK PURCHASE AGREEMENT, AGREEMENT AND PLAN
    OF MERGER AND REORGANIZATION, AND INDEMNIFICATION AGREEMENT, AND CONSENT

     THIS AMENDMENT TO STOCK PURCHASE AGREEMENT, AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, AND INDEMNIFICATION AGREEMENT, AND CONSENT (this "AGREEMENT") is made and entered into as of August 29, 2000 by and among Suez Acquisition Company (Cayman) Limited, a limited company organized under the laws of the Cayman Islands ("SUEZ"), Seagate Technology, Inc., a Delaware corporation ("SEAGATE"), Seagate Software Holdings, Inc., a Delaware corporation ("SSHI"), VERITAS Software Corporation, a Delaware corporation ("VERITAS"), and Victory Merger Sub, Inc., a Delaware corporation ("MERGER SUB").

                                    RECITALS

     A. On March 29, 2000, Suez, Seagate and SSHI entered into a Stock Purchase Agreement (the "STOCK PURCHASE AGREEMENT") pursuant to which, among other things, Seagate and SSHI agreed to sell to Suez (or one of its Designees), and Suez agreed to purchase (or cause one of its Designees to purchase) from Seagate and SSHI, all outstanding Shares of the Sold Subsidiaries (as such terms are defined in the Stock Purchase Agreement) upon the terms and subject to the conditions set forth therein. Capitalized terms used but not otherwise defined in Article I hereof shall have the respective meanings ascribed thereto in the Stock Purchase Agreement. In April 2000, Suez, Seagate and SSHI agreed to reduce the amount stated in the definition of Required Cash under the Stock Purchase Agreement from $800,000,000 to $775,000,000.

     B. Suez, Seagate and SSHI desire to amend certain terms of the Stock Purchase Agreement, as more fully set forth herein.

     C. On March 29, 2000, Veritas, Merger Sub and Seagate entered into an Agreement and Plan of Merger and Reorganization (the "MERGER AGREEMENT") pursuant to which, among other things, upon the terms and subject to the conditions of the Merger Agreement and in accordance with Delaware Law (as defined in the Merger Agreement), Veritas and Seagate agreed to consummate the Merger. Capitalized terms used but not otherwise defined in Article II hereof shall have the respective meanings ascribed thereto in the Merger Agreement.

     D. Veritas, Merger Sub and Seagate desire to amend certain terms of the Merger Agreement, as more fully set forth herein.

     E. On March 29, 2000, Veritas, Seagate and Suez entered into an Indemnification Agreement (the "Indemnification Agreement") which, among other things, sets forth certain agreements to govern various tax matters, indemnity matters and other matters that may arise in connection with the transactions contemplated by the Stock Purchase Agreement and the Merger Agreement.

     F. Veritas, Seagate and Suez desire to amend certain terms of the Indemnification Agreement, as more fully set forth herein.

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     NOW, THEREFORE, in consideration of the foregoing premises, and the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

                                    ARTICLE I

                     AMENDMENTS TO STOCK PURCHASE AGREEMENT

     Seagate, Suez and SSHI hereby agree as follows:

     1. Purchase and Sale of SSHI Shares. Pursuant to Section 2.1 of the Stock Purchase Agreement, SSHI agreed to sell to Suez or one of its Designees all of the outstanding capital stock of SSIMG. Suez hereby acknowledges that SSIMG has adopted and administers the Seagate Software Information Management Group, Inc. 1999 Stock Option Plan pursuant to which options to purchase shares of common stock of SSIMG have been heretofore granted to employees of SSIMG. Suez hereby further acknowledges that a holder(s) of an option(s) granted under the foregoing stock option plan has/have heretofore exercised such option(s) to purchase shares of common stock of SSIMG and, as a result, SSHI will be unable to sell such shares to Suez or one of its Designees in accordance with, and in the manner contemplated by, the Stock Purchase Agreement. On the basis of the foregoing, Suez, Seller and SSHI hereby agree as follows:

          (a) Recital A of the Stock Purchase Agreement hereby is amended to insert immediately following the parenthetical language "(as defined herein)" the following: ", except as otherwise set forth herein."

          (b) Section 2.1 of the Stock Purchase Agreement hereby is amended to insert immediately following the parenthetical in which "SSIMG" is defined and immediately prior to the parenthetical in which "Sold Subsidiaries" is defined, the following: ", other than shares of capital stock of SSIMG issued pursuant to the exercise of options granted under the Seagate Software Information Management Group Inc. 1999 Stock Option Plan."

          (c) Section 3.4(a) of the Stock Purchase Agreement hereby is amended to (i) insert at the end of the second sentence thereof, the following:
     "and shares of common stock of SSIMG held by persons who have exercised stock options under the Seagate Software Information Management, Inc. 1999 Stock Option Plan" and (ii) insert in the third sentence thereof immediately following the language that currently reads "or any agreement or document to which Seller or any of its Subsidiaries is a party or by which of Seller or any of its Subsidiaries is bound and," the following:
     "if and".

     2. Redemption of Debt. Pursuant to Section 6.13 of the Stock Purchase Agreement, Seagate agreed to commence an irrevocable tender offer to purchase all of the principal amount of the Debentures. Suez, Seagate and SSHI have agreed to forego the Debt Offer, but proceed with the redemption of the Debentures contemplated by Section 6.13 of the Stock Purchase Agreement. On the basis of the foregoing, Suez, Seagate and SSHI hereby agree that Section 6.13 of the Stock Purchase Agreement hereby is amended to delete therefrom the language beginning with "Seller shall commence an irrevocable tender offer (the "DEBT OFFER")" in the first sentence thereof and ending with "If less than one hundred percent (100%) of the Debentures are purchased pursuant to the Debt Offer, then" in the third sentence thereof.

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     3. Designated Assets. Pursuant to Section 2.7 of the Stock Purchase
Agreement, Seagate has agreed to effectuate the Split on or before the Closing Date. Pursuant to Section 1.1 of the Stock Purchase Agreement, (i) the term "Split" is defined as the "the transfer to the Sold Subsidiaries, prior to the Closing Date, of all assetsand Liabilities of Seller and Seagate Software Holdings, Inc., other than the Designated Assets and the Designated Liabilities" and (ii) the term "Designated Assets" is defined as "the securities set forth on
Schedule II [to the Stock Purchase Agreement]". Suez, Seagate and SSHI desire to clarify, among other things, that, in addition to the securities set forth on
Schedule II to the Stock Purchase Agreement, in connection with the Split, Seagate will also retain (and not transfer to the Sold Subsidiaries) (i) all of Seagate's cash on hand in excess of the Required Cash, and (ii) the capital stock of SSHI held by Seagate. On the basis of the foregoing, Suez, Seagate and SSHI hereby agree as follows:

          (a) The definition of "Designated Assets" in Section 1.1(j) of the Stock Purchase Agreement hereby is amended to replace the word "securities" with the word "items".

          (b) Schedule II to the Stock Purchase Agreement hereby is amended to add the following immediately following the existing language on Schedule
     II:

             "D. All outstanding capital stock of SSHI held by Seller.

              E. Cash in excess of the Required Cash."

     4. Required Cash. Pursuant to Section 1.1 of the Stock Purchase Agreement, the term "Required Cash" is defined as "$800,000,000, as adjusted pursuant to
Section 2.6 [of the Stock Purchase Agreement]". Suez, Seagate and SSHI desire to amend the definition of Required Cash in the Stock Purchase Agreement. Suez, Seagate and SSHI hereby agree that the definition of "Required Cash" in Section 1.1(ee) of the Stock Purchase Agreement hereby is amended in its entirety to read as follows:

     "Required Cash" means (x)(i) $765,000,000, in the event that the $25.25 million settlement amount payable by Seagate to TeraStor Corporation, MaxOptics Corporation and Kubota Corporation is fully paid by Seagate prior to the Closing Date, or (ii) $775,000,000, in the event that the $25.25 million settlement amount payable by Seagate to TeraStor Corporation, MaxOptics Corporation and Kubota Corporation is not fully paid by Seagate prior to the Closing Date, minus (y) one-third ( 1/3) (up to a maximum of $2.5 million in the aggregate) of the Printing and Filing Expenses, as adjusted pursuant to Section 2.6 hereof."

     5. Certain Expenses. Suez, Seagate and SSHI desire to clarify that Suez, Seagate and VERITAS have agreed to split the Transaction Expenses associated with the printing and filing of all documents with the SEC in connection with the transactions contemplated by the Stock Purchase Agreement and the Merger Agreement. Accordingly, Suez, Seagate and SSHI hereby agree as follows:

          (a) Section 1.1(nn) of the Stock Purchase Agreement hereby is amended in its entirety to read as follows: "`TRANSACTION EXPENSES' means the fees and expenses of Seller's or its Subsidiaries' investment bankers, attorneys, consultants, accountants and advisors, and the printing and filing fees and expenses associated with the printing and filing of all documents required to be filed with the SEC or mailed to the stockholders of Seller in connection with the transactions contemplated by this Agreement and the OD Documents ("PRINTING AND FILING EXPENSES"), in each case incurred in

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     connection with this Agreement, the OD Documents and the transactions contemplated hereby and thereby."

          (b) Section 1.1(b) of the Stock Purchase Agreement hereby is amended to insert at the end of such provision the following: "provided, however, that notwithstanding the foregoing or anything to the contrary set forth in this Agreement, for purposes of determining of the Adjustment Amount, Transaction Expenses shall be deemed to exclude one-third ( 1/3) (up to a maximum of $2.5 million in the aggregate) of the Printing and Filing Expenses."

     6. Taxes. Suez, Seagate and SSHI desire to clarify certain mechanics associated with the election specified in Section 8.2 of the Stock Purchase Agreement. Section 8.2 of the Stock Purchase Agreement is hereby amended in its entirety to read as follows:

          8.2 Section 338(h)(10) Election.

          (a) Seller and Purchaser shall make an election under Section 338(h)(10) of the Code and Treasury Regulation Section 1.338(h)(10)-1(d) (and, if permissible, any corresponding elections under any applicable state and local income tax laws) (collectively, the "SECTION 338(H)(10) ELECTIONS") with respect to the purchase and sale of Shares of any of the Sold Subsidiaries which is a United States person within the meaning of
     Section 7701(a)(30) of the Code (collectively, the "U.S. SOLD SUBSIDIARIES") hereunder listed on Schedule VI hereto, and any other U.S. Sold Subsidiary designated by the Purchaser (other than Quinta Corporation).

          (b) To the extent possible, Purchaser, Seller and the U.S. Sold Subsidiaries shall execute on or prior to the Closing any and all forms necessary to effectuate the Section 338(h)(10) Elections (including, without limitation, Internal Revenue Service Form 8023 and any similar forms under the applicable state and local income tax laws (the "SECTION 338 FORMS"). In the event, however, any Section 338 Forms are not executed by the Closing, Purchaser and Seller shall prepare and complete each such
     Section 338 Form no later than 15 days prior to the date such Section 338 Form is required to be filed. Purchaser and Seller shall each cause the
     Section 338 Forms to be duly executed by an authorized person for Purchaser and Seller in each case, and shall duly and timely file the Section 338 Forms in accordance with applicable tax Laws and the terms of this Agreement.

          (c) As soon as practicable after the date hereof, Purchaser shall (i) allocate the Purchase Price among the Sold Subsidiaries (the "STOCK ALLOCATION"), and (ii) determine the allocation of that portion of the Stock Allocation attributable to any of the U.S. Sold Subsidiaries resulting from the Section 338(h)(10) Elections (as required pursuant to Section 338(h)(10) of the Code and the regulations promulgated thereunder) among the assets of such U.S. Sold Subsidiaries (the "SECTION 338 ALLOCATION") after considering in good faith Seller's comments thereto. Purchaser, Seller and the U.S. Sold Subsidiaries shall be bound by and shall file all Tax Returns (including amended Tax Returns and amended
     Section 338 Forms as necessary) consistently with the Section 338 Allocation, unless in the opinion of a nationally recognized law firm, there is no reasonable basis therefor.

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     7. The Stock Purchase Agreement is hereby amended by adding the following as Schedule VI thereto:

                                  "SCHEDULE VI

        (i)  Seagate Software Information Management Group Holdings, Inc.

        (ii) XIOtech Corporation"

     8. Corrections and Clarifications. Purchaser, Seller and SSHI desire to make certain corrections and other clarifications to the terms of the Stock Purchase Agreement. Suez, Seagate and SSHI hereby agree as follows:

     (a) The definition of "Affiliate" in Section 1.1(c) of the Stock Purchase Agreement hereby is amended to replace each instance in which the capitalized term "Person" appears with the word "person".

     (b) The definition of "Liability" in Section 1.1(z) of the Stock Purchase Agreement hereby is amended to insert immediately following the language "Environmental Law", the following: "(as defined in Section 3.18(a) hereof)".

     (c) The definition of "OD Documents" in Section 1.1(cc) of the Stock Purchase Agreement hereby is amended to (i) delete the word "and" immediately following the language "by and among Seller" and immediately preceding the language "VERITAS Software Corporation" and substituting in its place a comma and (ii) insert immediately following the parenthetical in which "VERITAS" is defined, the following: "and Victory Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of VERITAS".

     (d) The definition of "Overage Amount" in Section 1.1(dd) of the Stock Purchase Agreement hereby is amended to replace the reference to "Star Options" with a reference to "Seagate Options".

     (e) The definition of "Split" in Section 1.1(jj) of the Stock Purchase Agreement hereby is amended to delete the reference to "Seagate Software Holdings, Inc." and replace the foregoing with the defined term "SSHI".

     (f) Section 2.1 of the Stock Purchase Agreement hereby is amended to (i) delete the language "Seagate Technology, Inc." and replace the foregoing with the word "Seller" and (ii) delete the cross-reference language "Section 12.10" in the first sentence thereof and replace the foregoing with a cross-reference to "Section 12.9".

     (g) Section 2.6(a) of the Stock Purchase Agreement hereby is amended to (i) delete the reference to "Seller Stockholder Meeting" in the first sentence thereof and replace the foregoing with the following: "Seller Stockholders' Meeting (as defined in Section 6.1(a) hereof)" and (ii) delete the cross-reference to Section 2.6(c) at the end of the such section.

     (h) Section 2.6(b)(i) of the Stock Purchase Agreement hereby is amended to insert immediately following the word "Seller", the following: ", SSHI".

     (i) Section 2.6(b)(ii) of the Stock Purchase Agreement hereby is amended to delete the language "Seller and Purchaser" at the end of the second and third sentences thereof, and insert the following: "Seller, SSHI and Purchaser".

     (j) Section 2.7 of the Stock Purchase Agreement hereby is amended to replace each reference to "costs" contained in the proviso to the first sentence thereof with the defined term "Transaction Expenses".

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     (k) Section 3.4(b) of the Stock Purchase Agreement hereby is amended to (i)
delete the parenthetical language "(the "2037 SENIOR DEBENTURES") and, together with the 2004 Notes, the 2007 Notes and the 2017 Senior Debentures, the "DEBENTURES")" and replace the foregoing with the following: "(the "2037 SENIOR DEBENTURES" and, together with the 2004 Senior Notes, the 2007 Senior Notes and the 2017 Senior Debentures, the "DEBENTURES"), and (ii) delete ", dated as of March 1, 1997 (the "Indenture")".

     (l) Section 3.8 of the Stock Purchase Agreement hereby is amended to (i) insert at the beginning of the fourth sentence thereof, the following: "Except for SSIMG," (ii) delete the following redundant language in the sixth sentence thereof: "and the consolidated financial position of Seller and its consolidated Subsidiaries as of the dates thereof" and (iii) delete the subheading "(a)" after "Section 3.8".

     (m) Section 3.10 of the Stock Purchase Agreement hereby is amended to delete the reference to "VERITAS Merger Agreement" in the first sentence thereof and replace the foregoing with the following: "OD Documents."

     (n) Section 3.11(d) of the Stock Purchase Agreement hereby is amended to delete the language in the first sentence thereof beginning with "is presently in progress" until the end of the sentence, and replace the foregoing with the following: "which is presently in progress, and a complete and accurate list of all notifications received by Seller or any of its Subsidiaries from any Tax authority regarding any request for such an audit or other examination."

     (o) Section 3.11(g) of the Stock Purchase Agreement hereby is amended to delete the second sentence thereof and replace the foregoing with the following:
"Section 3.11(g) of the Seller Disclosure Schedule contains a complete and accurate list of all contracts, agreements, plans or arrangements to which Seller is a party or by which it is bound pursuant to which Seller is required to compensate any individual for excise taxes pursuant to Section 4999 of the Code."

     (p) Section 3.16(d) of the Stock Purchase Agreement hereby is amended to delete the following language in the final sentence thereof: "former employee, director, consultant".

     (q) Section 3.19 of the Stock Purchase Agreement hereby is amended to delete the word "any" appearing immediately following the language "Seller has no" and immediately preceding the language "knowledge of any strikes".

     (r) Section 3.25(a) of the Stock Purchase Agreement hereby is amended to delete the language "and thereby" appearing immediately following the language "the consummation of the transactions contemplated hereby" and immediately preceding the language "will not result in the loss of," in the third sentence thereof.

     (s) Section 3.25(d) of the Stock Purchase Agreement hereby is amended to
(i) insert the word "property" immediately following the language "shall mean intellectual" and immediately preceding the language "or property of a similar nature" in the first sentence thereof, and (ii) replace the reference to "subsidiaries" in the final sentence thereof with the defined term "Subsidiaries".

     (t) The preamble to Article IV of the Stock Purchase Agreement hereby is amended to delete the following: ", subject to the exceptions and qualifications set forth or disclosed in the disclosure letter delivered by Purchaser to Seller, dated as of the date hereof (the "PURCHASER DISCLOSURE LETTER"),".

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     (u) Section 4.5 of the Stock Purchase Agreement hereby is amended to replace each of the first two references to "Seller" in the first sentence thereof with references to "Purchaser".

     (v) Section 5.1 of the Stock Purchase Agreement hereby is amended to (i) delete the word "and" appearing in the first sentence thereof immediately preceding the following language: "(iii) to the extent contemplated by the OD Documents" and (ii) insert in the first sentence thereof immediately following the language "as in effect on the date hereof, or" and immediately preceding the language "for the sale of all or a portion of the Designated Assets", the following: "(iv)".

     (w) Section 7.1 of the Stock Purchase Agreement hereby is amended to delete the word "[Suez]" appearing in the proviso of the second sentence thereof and replace the foregoing with the following: "Seagate".

     (x) Section 7.2(a) of the Stock Purchase Agreement hereby is amended to insert immediately following the language "(i) Purchaser shall offer all" and immediately preceding the language "Seller Employees" in the first sentence thereof, the following: "then current".

     (y) Section 9.1(d) of the Stock Purchase Agreement hereby is amended to delete the cross-reference to Section 6.1(f) of the VERITAS Merger Agreement and replace the foregoing with a cross-reference to Section 6.1(e) of the VERITAS Merger Agreement.

     (z) Section 9.2 of the Stock Purchase Agreement hereby is amended to insert immediately following the reference to "Seller" in the caption thereof and the first sentence thereof, the following: "and SSHI".

     (aa) Section 11.2 of the Stock Purchase Agreement hereby is amended to insert immediately following the first reference to "Indemnification Agreement", the following: "of even date herewith by and among VERITAS, Seller, Purchaser and each person who executes a Joinder Agreement contemplated thereby".

     (bb) Section 12.12 of the Stock Purchase Agreement hereby is amended to delete the reference to "reasonably attorneys' fees" in the first sentence thereof, and replace the foregoing with the following: "reasonable attorneys' fees".

     9. Consent. VERITAS hereby consents to the amendments to the Stock Purchase Agreement set forth in this Article I for all purposes of and under the Merger Agreement.

                                   ARTICLE II

                          AMENDMENT TO MERGER AGREEMENT

     Seagate, Merger Sub and VERITAS hereby agree as follows:

     1. Tax Withholding and Available Amount

          (a) The definition of "Available Amount" in Section 1.11(a)(ii) of the Merger Agreement is hereby amended by adding, immediately after the word "minus" a "(i)", and by adding at the end of such definition the phrase `,
     (ii) the Estimated Tax Withholding Amount and (iii) the Reserve Amount."

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          (b) A new definition is hereby added to the end of Section 1.11(a) of the Merger Agreement as follows:

          "(xxxiv) 'ESTIMATED TAX WITHHOLDING AMOUNT' means the aggregate amount required to be withheld under the Code or under any applicable provision of state, local or foreign tax law or under any other applicable legal requirement, as determined by the mutual agreement of Seagate and Veritas, in respect of the acceleration of vesting and conversion of the Seagate Options pursuant to Section 1.5(c) of the Merger Agreement."

          (c) Section 1.5(c) is hereby amended by deleting from clause (iii) thereof the words "and Section 1.5(a) hereof," and substituting therefor the words "and Section 1.5(a) hereof (except to the extent deducted or withheld pursuant to Section 1.5(d)),"

          (d) Section 1.5(d) is hereby amended:

             (i) by deleting the words "Each of the Exchange Agent (as defined in Section 1.6(a) hereof) and Veritas" and substituting therefor the words "Each of the Exchange Agent (as defined in Section 1.6(a) hereof), Veritas and Seagate"; and

             (ii) by adding the end thereof a new sentence as follows: "Without limiting the foregoing, Seagate shall deduct and withhold from each holder of Seagate Option Shares such number of Seagate Option Shares (which may include fractional shares) as Veritas and Seagate shall mutually agree are required to be deducted and withheld from such holder under the Code or under any applicable provision of state, local or foreign tax law or under any other applicable legal requirement."

     2. Valuation of Dragon Shares. The definition of "Stipulated Amount" in
Section 1.11(a)(xxvi) of the Merger Agreement is hereby amended by deleting clause (3) thereof in its entirety and substituting therefor the following:

             "(3) with respect to shares of Dragon Systems, Inc. ("DRAGON") held by Seagate immediately prior to the Effective Time (including shares into which such shares may have been converted, the "DRAGON SHARES"),
        (A) the product obtained by multiplying (x) the Reference Average for Dragon Shares, by (y) 0.6 (the product of (x) and (y) being the "Value"), minus (B) 0.4 multiplied by the difference between the Value and Seagate's tax basis in a Dragon Share, multiplied by (C) the number of Dragon Shares (other than those subject to any escrow agreement). Any escrowed Dragon Shares shall be treated as provided in Section 5.15 hereof."

     3. TRA Amount.

          (a) Section 1.11(a) of the Merger Agreement is hereby amended to insert the following definition as Section 1.11(a)(xxxiv):

             "Reserve Amount" shall mean $150 million; provided, however, the Reserve Amount shall be increased on a dollar for dollar basis to the extent the "Agreed TRA Amount" (as defined below) is less than $200 million; provided, further, in no event shall the Reserve Amount exceed $300 million. The "Agreed TRA Amount" shall mean the reasonably estimated amount of the TRA Amount (determined without taking into account the Reserve Amount) as mutually agreed upon by Seagate and Purchaser. Within seven (7) days of the delivery of

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        the TA Statement to Purchaser as provided for in Section 2.6(a) of the
        Stock Purchase Agreement, Seagate and Purchaser shall determine the Agreed TRA Amount or a methodology of computing the Agreed TRA Amount with the only variable in such computation being the Veritas Price (as defined in the Stock Purchase Agreement) on the trading day immediately preceding the Effective Time. To the extent the parties cannot so agree, the dispute resolution mechanism provided for in Section 2.6(b) of the Stock Purchase Agreement shall be followed.

          (b) The definition of "TRA Amount" in Section 1.11(a)(xxx) of the Merger Agreement is hereby restated in its entirety as follows:

              "TRA Amount" means (i) the amount of cash received with respect to all refunds or the utilization of credits for Seagate Taxes for or attributable to taxable years or periods of Seagate ending on or prior to the Effective Time, or the pre-closing period, in the case of a taxable period commencing before the Effective Time and ending after the Effective Time, (ii) cash in an amount equal to the Reserve Amount which shall be deposited with the Administrators by Veritas at the Closing or within two business days of the Closing and (iii) income earned with respect to the assets held in the Collection Account (as defined in Section 5.15(c) hereof), less any administrative charges of the Administrators and expenses of such Administrators, and less amounts paid to Veritas in respect of Taxes imposed on income earned in the Collection Account; provided, however, that the terms "refunds" and "credits" shall not include any amount that represents a tax benefit arising from a Correlative Adjustment.

          (c) The definition of "TRA Right" in Section 1.11(a)(xxxi) of the Merger Agreement is hereby restated in its entirety as follows:

              "TRA Right" means a non-transferable right to receive, when, as and if received by Veritas or its Affiliates, a stockholder's Pro Rata Portion of the TRA Amount as reduced pursuant to Section 5.15(e)(ii)(x) hereof and subject to Section 5.15(e)(i) hereof.

          (d) Section 1.11(a) of the Merger Agreement is hereby amended to insert the following definition as Section 1.11(a)(xxxv):

              "Correlative Adjustment" means a tax benefit such as an increase in the amount of tax basis of an asset, exclusion from income, tax credit or other adjustment that results (directly or indirectly) from a tax detriment arising in any Seagate taxable year ending prior to the taxable year in which the Closing occurs, such as an increase in taxable income or gain, reduction in the amount of a tax credit or the tax basis of an asset, to the extent arising from a settlement with, a taxing authority, a final determination (as described in Section 1313(a) of the Code), or the filing of an amended Tax Return, in each case, subsequent to the Closing.

          (e) Section 5.15 of the Merger Agreement hereby is amended and restated in its entirety to read as follows:

          "5.15 TRA Matters

          (a) Form. The TRA Rights shall be evidenced by a non-transferable document in form and substance reasonably satisfactory to Veritas and Seagate, and shall contain legends to the effect that they are non-negotiable instruments as well as such

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     other legends as may be required by law. The rights of the holders of the
     TRA Rights to receive a distribution from the Collection Account (as defined in Section 5.15(b) hereof) shall terminate with respect to TRA Amounts on the 30(th) day after the settlement, expiration of the statute of limitations, or final determination (as defined in Section 1313(a) of the Code) with respect to the last audit, examination or contest in respect of a claim for refund, credit or amended return that would give rise to a TRA Amount. After the expiration date of the TRA Rights, any TRA Amounts received by Veritas and its Affiliates shall be the property of Veritas or such Affiliate without any obligation whatsoever to account therefor to holders of the TRA Rights; provided, however, that any TRA Amounts to be received after such expiration date in respect of any settlement, or final determination with respect to the last audit, examination or contest described in the prior sentence shall be the property of the holders of the TRA Rights and an amount of cash equal to any such TRA Amount shall be deposited in the Collection Account pursuant to Section 5.15(c) below.

          (b) Administration generally. On or prior to the Effective Time, Seagate shall designate one or more persons (the "Administrators") who shall be responsible for overseeing collection of the TRA Amount and distributions with respect to the TRA Rights and coordinating activities with representatives of Veritas and Purchaser with respect to Seagate Taxes. Veritas and Seagate will, prior to the Effective Time, cooperate in good faith with respect to establishing procedures and structures designed to realize the aggregate value of the TRA Amount and minimize the amount of administrative costs. This may include the establishment of segregated accounts, pass-through trusts or similar devices (collectively, a "Collection Account") to receive periodic payments of cash amounts equal to the TRA Amount. The Administrators shall be entitled to charge the Collection Account a fee of 1% for all amounts deposited therein and distributed to holders of the TRA Rights, and to charge the Collection Account third-party expenses associated with administration of the TRA Rights. The Administrators shall pay to Veritas an amount on account of Taxes imposed on income earned on the assets held in the Collection Account, equal to 36% of all income and gain earned by the Collection Account. Such amount shall be paid no later than January 15 of each year in respect of income and gain earned in the preceding year or portion thereof during which the account is in existence.

          (c) Collection Account. Following the Effective Time, Veritas shall forward to the Collection Account (and notify the Administrators of) an amount in cash equal to any TRA Amount receipt (including the realization of any credit) by Seagate, within ten (10) business days of such receipt or, in the case of the Reserve Amount, within 2 business days of the Closing.

          (d) Interest. Any amounts in respect of the TRA Amounts not deposited in the Collection Account within the time period specified in Section 5.15(c) shall be subject to an interest charge of 8% per annum.

          (e) Investment/Distributions. (i) Amounts deposited in the Collection Account shall be invested by the Administrators in short-term money markets instruments, and shall be distributed to holders of TRA Rights on each calendar quarterly end commencing with the first such day that is at least 45 days following the Closing Date (as defined in the Stock Purchase Agreement); provided however, the amount available for distribution exceeds $5.0 million. Notwithstanding the immediately preceding sentence, the Administrators shall not distribute to the holders of the TRA Rights any amounts held in the Collection Account if such distribution would cause

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

     the balance in the Collection Account to be less than $300 million (including interest earned thereon, net of amounts in respect of applicable income taxes) (the "Retained TRA Amount") until such time as there is a settlement, expiration of the applicable statute of limitations, or final determination (as defined in Section 1313(a) of the Code) with respect to the last audit, examination or contest in respect of Seagate income taxes relating to the taxable period beginning July 1, 2000 and ending on the Closing Date (as defined herein) and any carryback arising in such taxable period, provided, however, upon the earlier to occur of a settlement, or a final determination (as defined in Section 1313(a) of the Code) with respect Seagate's federal income taxes for the taxable year in which the Closing occurs and the taxable years to which any attribute arising in the taxable year in which the Closing occurs is carried back, the remaining amount held in the Collection Account, less $50 million, shall be distributed immediately to the holders of the TRA Rights.

          (ii) The Retained TRA Amount shall be paid (x) first to Veritas for application in respect of Seagate income Taxes (including interest and penalties, if any) relating to the taxable period beginning July 1, 2000 and ending on the Closing Date (as defined herein) and any carryback arising in such taxable period, and (y) then second, the remainder (less fees and expenses, including reimbursement for taxes) thereof, to the holders of the TRA Rights, pursuant to Section 5.15(e)(i) hereof.

          (f) Conduct of Audits and Other Procedural Matters. The Administrators shall have the right to control any audit, examination or contest with respect to any claim for refund, credit or amended return that would give rise to a TRA Amount, except if such audit, examination or contest may give rise to an indemnification obligation by Purchaser under the Indemnification Agreement, in which case the provisions of Section 6(d)(i) of the Indemnification Agreement shall control. Veritas shall promptly forward to the Administrators all written notifications and other written communications, including if available the original envelope showing any postmark from any taxing authority received by Veritas or its Affiliates relating to the TRA Amount.

          (g) Assistance and Cooperation. After the Effective Time, Veritas shall (and shall cause its respective Affiliates to):

               (i) Use reasonable efforts to include in any Tax Returns filed by Veritas or its Affiliates applicable claims for refunds or credits in respect of the TRA Amount proposed by the Administrators subject to any applicable requirements of Section 6(c)(i) of the Indemnification Agreement;

               (ii) Cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding the TRA Amount;

               (iii) Make available to the Administrators and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of Veritas, Seagate or any of their respective subsidiaries;

               (iv) Provide timely notice to the Administrators in writing of any pending or threatened Tax audits or assessments relating to refunds or credits included or potentially includable in the TRA Amount; and

               (v) Furnish the Administrators with copies of all correspondence received from any taxing authority in connection with any Tax audit which may affect refunds or credits included or potentially includable in the TRA Amount.

          (h) Exculpation. In performing any duties under this Agreement, the Administrator shall not be liable to any party for damages, losses, or expenses, except to the extent resulting from the gross negligence or willful misconduct on the part of the Administrator. The Administrator shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Administrator shall in good faith believe to be genuine, nor will the Administrator be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Administrator may consult with legal counsel in connection with performing the Administrator's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Administrator is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

          (i) Dragon Shares. Any Dragon Shares being held in escrow at the Effective Time shall, following release from escrow and delivery to Veritas, and subject to applicable legal and contractual restrictions, be transferred to the Administrator. Following receipt thereof, the Administrator shall use reasonable efforts to distribute these shares to holders of TRA Rights and/or sell such shares as promptly as practicable, in each case, in accordance with any applicable legal and contractual restrictions, and, following any such sale, shall deposit the net proceeds thereof into the Collection Account and distribute the same in accordance with paragraph (e) of this Section 5.15."

     4. Corrections and Clarifications. The parties desire to make certain corrections and other clarifications to the terms of the Merger Agreement. Seagate, Veritas and Merger Sub hereby agree as follows:

          (a) Section 1.5(b) of the Merger Agreement is hereby amended by deleting such Section in its entirety and substituting therefor the following:

               "(b) Unless otherwise determined by Veritas, each share of Seagate Common Stock (i) held in the treasury of Seagate immediately prior to the Effective Time, (ii) owned by Merger Sub, Veritas or any direct or indirect wholly-owned subsidiary of Seagate or of Veritas immediately prior to the Effective Time or (iii) in respect of which a share of Suez Acquisition Company (Cayman) Limited or any successor, assignee or affiliate has been or will be issued to any party to a Rolled Agreement (as defined in the Stock Purchase Agreement), shall, in each case, be canceled and extinguished without any conversion thereof."

          (b) The definition of "Average Veritas Stock Price" in Section 1.11(a)(iv) of the Merger Agreement is hereby amended by deleting therefrom the phrase "as with respect to the VP Amount" and substituting therefor the phrase "or, with respect to the VP Amount".

          (c) Section 1.11 of the Merger Agreement is hereby amended to include the following definition of "Tax Return":

               "(xxx) "TAX RETURN" means all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes required to be filed by Seagate and each of its Subsidiaries with any Tax authority, including any claims for refunds or credits."

          (d) Section 4.1 of the Merger Agreement is hereby amended by adding the phrase "are those set forth on Schedule I hereto" immediately after the words "only assets and properties owned or held by Seagate".

          (e) Section 5.4(b) of the Merger Agreement is hereby amended as follows:

               (i) By adding the phrase "(other than Section 7.3)" immediately after the words "For all purposes of and under this Agreement" in the second sentence thereof.

               (ii) By deleting the phrase "pursuant to which the stockholders of Seagate immediately preceding such transaction would hold less than fifteen percent (15%) of the equity interests in the surviving or resulting entity of such transaction" and substituting therefor the phrase "pursuant to which the stockholders of Seagate immediately preceding such transaction would hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction".

               (iii) By deleting the phrase "or (iv)" and substituting therefor the phrase "or (iii)".

          (f) Section 5.12 of the Merger Agreement is hereby amended as follows:

               (i) By deleting therefrom the phrase "Prior to the Seagate Stockholders Meeting," and substituting therefor the phrase "Prior to the date that the Proxy Statement is first mailed to Seagate stockholders and Veritas stockholders,".

               (ii) By deleting therefrom the phrase "but in no event later than the date the Proxy Statement is filed with the SEC," and substituting therefor the phrase "but in no event later than the date of the Seagate Stockholders' Meeting,".

          (g) Section 7.3(b)(iii) of the Merger Agreement is hereby amended by adding thereto the words "or Seagate" immediately after the words "if (A) this Agreement is terminated by Veritas".

          (h) Section 7.3(b)(iv) of the Merger Agreement is hereby amended by deleting therefrom, the phrase "Termination Date" each time such phrase appears, and substituting therefor each such time the phrase "date of such termination", and by deleting the word "the" immediately before the phrase "Seagate, (C) following the public announcement".

          (i) Section 7.3(b)(v) of the Merger Agreement is hereby amended by adding a ")" immediately after the words "other than an offer or proposal by Veritas".

     5. Certain Expenses. Seagate agrees that it shall be responsible for paying two-thirds ( 2/3), and Veritas agrees that it shall be responsible for paying one-third ( 1/3), of (a) any additional filing fee owed to the SEC in respect of the Proxy Statement and the Registration Statement and (b) all printing costs incurred in preparing, revising and printing the Proxy Statement.

     6. Consent. Suez hereby consents to the amendments to the Merger Agreement set forth in this Article II for all purposes of and under the Stock Purchase Agreement, and hereby further agrees to be bound by the terms of Section 1.11(a)(xxxiv) of the Merger Agreement, as amended hereby (definition of "Reserve Amount" and "Agreed TRA Amount").

                                   ARTICLE III

                     AMENDMENT TO INDEMNIFICATION AGREEMENT

     Capitalized terms used in this Article III and not otherwise defined shall have the respective meanings assigned thereto in the Indemnification Agreement.

     (a) Veritas, Seagate and Suez agree that Section 6(c) of the
Indemnification Agreement shall be amended by redesignating paragraph (ii) as paragraph (iii) and adding a new paragraph (ii) as follows:

         (ii) A copy of a draft of all Tax Returns relating to Seagate and the Retained Subsidiaries which are to be filed after the Stock Purchase Date, but which relate to a Pre-Purchase Tax Period or its Straddle Period, including the federal consolidated income Tax Return of the affiliated group of which Seagate is the common parent for the period ending with the Merger, shall be furnished to the Administrators (as defined in the Merger Agreement) at least 30 days prior to the due date for each such Tax Return for review and comment. SAC will consider in good faith any comments of the Administrators with respect to each such Tax Return.

     (b) Veritas, Seagate and Suez agree that the Indemnification Agreement shall be amended to add a new Section 6(h) as follows:

         "(h) SAC, on behalf of itself and the SAC Indemnitors, agrees and confirms that the inclusion in the first sentence of Section 6(a) hereof of the phrase "(other than Designated Liabilities)" is not intended to limit the indemnification rights of the Veritas Indemnitees under Section 6(a) hereof with respect to TRA Amounts distributed to former Seagate stockholders in respect of the TRA Rights. For the avoidance of doubt, any amounts paid under Section 5.15(e)(ii)(x) of the Merger Agreement or described in the proviso to the definition of "TRA Amount" in Section 1.11(a)(xxx) of the Merger Agreement shall reduce any Losses for which the SAC Indemnitors are required to indemnify the Veritas Indemnitees under
     Section 6(a) hereof."

     (c) Veritas, Seagate and Suez agree that the Indemnification Agreement shall be amended to add a new Section 6(i) as follows:

         "(i) On the Closing Date, SAC shall deposit an amount equal to $55 million into an escrow account to be held by an escrow agent under the terms of an escrow agreement, which agent and agreement each shall be reasonably satisfactory to SAC and Veritas. Such escrowed amount, together with all income earned thereon, shall be available as provided in the escrow agreement to Veritas to satisfy Losses attributable to Pre-Purchase Taxes to the extent that SAC fails to fulfill its obligations hereunder to indemnify the Veritas Indemnitees for such Losses attributable to Pre-Purchase Taxes, and any remaining amount shall be released to SAC pursuant to the terms of such escrow agreement.

                                   ARTICLE IV

                               GENERAL PROVISIONS

     1. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party hereto, it being understood that each party hereto need not sign the same counterpart.

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

     2. Except as expressly modified by this Agreement, all of the representations, warranties, terms, covenants, conditions and other provisions of the Merger Agreement and Stock Purchase Agreement shall remain in full force and effect in accordance with their respective terms.

     3. Nothing in this Agreement shall be deemed to or construed as in any way making (i) Suez a party to the Merger Agreement or (ii) Veritas a party to the Stock Purchase Agreement.

                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their duly authorized respective officers, as of the date first above written.

                                              VERITAS SOFTWARE CORPORATION


                                              By: /s/ JAY A. JONES

                                              Name: Jay A. Jones

                                              Title:


                                              VICTORY MERGER SUB, INC.


                                              By: /s/ JAY A JONES

                                              Name: Jay A. Jones

                                              Title:


                                              SEAGATE TECHNOLOGY, INC.


                                              By: /s/ WILLIAM L. HUDSON


                                              Name: William L. Hudson

                                              Title:


                                              SUEZ ACQUISITION COMPANY


                                              (CAYMAN) LIMITED

                                              By: /s/ KENNETH HAO

                                              Name: Kenneth Hao

                                              Title:


                                              SEAGATE SOFTWARE HOLDINGS, INC.


                                              By: /s/ CHARLES C. POPE

                                              Name: Charles C. Pope

                                              Title:

                                       16